Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Rosemary Hanratty
Director of Marketing & Communications
303.262.4144
Rosemary.Hanratty@startek.com

StarTek, Inc. Reports Fourth Quarter and Full Year 2013 Results
16.7% Year over Year Revenue Growth

GREENWOOD VILLAGE, CO - February 24, 2014 - StarTek, Inc. ("STARTEK") (NYSE:SRT) today announced its fourth quarter and full year 2013 financial results.

2013 Highlights

•	Strong sales of new programs with existing and new clients with $64.0 million of expected contract value;

•	Expanded 1,500 new seats in 2013 with commitments for an additional 2,500 across all segments;

•	Diversified and differentiated portfolio with the acquisitions of Ideal Dialogue and RN's On Call;

•	Sold a portion of real estate holdings, providing cash to support growth objectives; and

•	Reduced SG&A expense to 12.5% of revenue.

Fourth Quarter 2013 Financial Results
Fourth quarter 2013 revenue increased 15.0% compared to the fourth quarter of 2012, a reflection of continued growth with existing clients and new business. All geographic segments experienced sequential revenue growth during the fourth quarter. Excluding non-recurring IT transformation costs, the Company generated operating income of $0.4 million in the fourth quarter of 2013. Including the above charges, the Company reported an operating loss of $0.3 million during the fourth quarter of 2013 as compared to operating income of $1.2 million in the fourth quarter of 2012.

Gross margin decreased to 11.8% as compared to 15.0% in the fourth quarter of 2012. Strong margin performance in the Domestic and Latin America segments did not offset the performance and ramp related impact in the Asia Pacific segment. Fourth quarter 2013 margins were also impacted by investments in facility expansions and IT transformation costs.

SG&A expense was 11.4% of revenue in the fourth quarter of 2013 as compared to 12.8% same quarter last year. The Company recorded an impairment of $0.5 million for the Costa Rica facility as the historical and future cash flows did not support the carrying value of the assets.

Fourth quarter 2013 Adjusted EBITDA of $3.6 million compares to a fourth quarter 2012 Adjusted EBITDA of $4.5 million. As expected, growth-related and IT transformation costs negatively impacted current quarter results.

2013 Financial Results
In 2013, revenue increased 16.7% to $231.3 million from $198.1 million in 2012. Gross margin declined to 10.5% in 2013 from 11.6% in 2012 as the Company invested in new capacity and initiatives. Latin America margins improved to 3.6% in 2013 from (4.7%) in 2012 as a result of capacity utilization improvements and the Domestic segment margin performance remained strong throughout the year. SG&A expense as a percentage of revenue declined to 12.5% in 2013 as compared to 15.0% in 2012.

Excluding non-recurring IT transformation costs and unusual facility costs, the Company generated a net loss of $4.0 million, or $0.26 per share. Including the above charges, the Company reported a net loss of $6.4 million, or $0.42 per share, in 2013 as compared to a net loss of $10.5 million, or $0.69 per share, in 2012.

Liquidity and Capital Resources
As of December 31, 2013, the Company's cash position was $11.0 million, the result of the sale of the Greeley, Colorado properties and ongoing cash management practices. This balance compares to $9.2 million as of December 31, 2012. The Company reported a $1.0 million balance on its line of credit as of December 31, 2013 and had approximately $4.8 million and $8.8 million in capital expenditures during the fourth quarter and year ended December 31, 2013, respectively.

"We are pleased with the rate of growth in 2013," said Chad Carlson, President and Chief Executive Officer. "And we are proud of the continued progress and accomplishments of key strategic initiatives.”

For additional information on revenue and margin, please refer to the Financial Scorecard attached as Exhibit 99.2 to the Current Report on Form 8-K, which includes this press release.

Conference Call and Webcast Details
The Company will host a conference call today, February 24, 2014, at 3:00 p.m. MST (5:00 p.m. EST) to discuss fourth quarter and full year 2013 financial results. To participate in the teleconference, please call toll-free 866 515.2910 (or 617 399.5124 for international callers) and enter “78490489”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek
STARTEK is a comprehensive contact center and business process outsourcing service company with employees we call Brand Warriors who for over 25 years have been committed to making a positive impact on our clients’ business results. Our mission is to enable and empower our Brand Warriors to promote our clients’ brands every day and bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives. For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2012 and Item 1A. - Risk Factors appearing in the Company's Form 10-Q for the quarter ended September 30, 2013 filed with the Securities and Exchange Commission for further information on risks and uncertainties that could affect STARTEK’s business, financial condition and results of operations.

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue	$63,422	$55,137	$231,257	$198,092
Cost of services	55,967	46,849	206,932	175,095
Gross profit	7,455	8,288	24,325	22,997
Selling, general and administrative expenses	7,227	7,067	28,828	29,645
Impairment losses and restructuring charges, net	531	(20)	94	4,066
Operating income (loss)	(303)	1,241	(4,597)	(10,714)
Interest and other (income) expense, net	570	(47)	1,579	(342)
Income (loss) before income taxes	(873)	1,288	(6,176)	(10,372)
Income tax expense	143	137	230	116
Net income (loss)	$(1,016)	$1,151	$(6,406)	$(10,488)

Net income (loss) per common share - basic	(0.07)	0.08	(0.42)	(0.69)
Net income (loss) per common share - diluted	(0.07)	0.07	(0.42)	(0.69)

Weighted average shares outstanding - basic	15,365	15,273	15,339	15,241
Weighted average shares outstanding - diluted	15,365	15,491	15,339	15,241

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$10,989	$9,183
Trade accounts receivable, net	43,708	41,070
Other current assets	5,367	10,027
Total current assets	60,064	60,280
Property, plant and equipment, net	22,210	26,310
Other assets	7,443	6,542
Total assets	$89,717	$93,132
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	28,498	23,879
Other liabilities	3,045	2,974
Total liabilities	31,543	26,853
Total stockholders’ equity	58,174	66,279
Total liabilities and stockholders' equity	$89,717	$93,132

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income (loss)	$(1,016)	$1,151	$(6,406)	$(10,488)
Adjustments to reconcile net income (loss) to net
cash (used in) provided by operating activities:
Depreciation and amortization	2,943	2,949	12,527	12,957
Impairment losses	531	—	531	3,086
Losses (gains) on disposal of assets	204	—	1,074	(45)
Loss on sale leaseback transaction	475	—	475	—
Non-cash compensation cost	352	279	1,607	1,275
Amortization of deferred gain on sale leaseback transaction	(67)	(47)	(273)	(47)
Changes in operating assets & liabilities and other, net	728	(5,744)	(3,293)	(3,827)
Net cash provided by (used in) operating activities	4,150	(1,412)	6,242	2,911
Investing Activities
Purchases of property, plant and equipment	(4,789)	(2,625)	(8,843)	(7,305)
Proceeds from sale of assets	3,394	—	3,394	—
Proceeds from sale leaseback transaction	1,337	3,884	1,337	3,884
Proceeds from note receivable	162	165	658	660
Cash paid for acquisitions of businesses	(208)	—	(2,097)	—
Net cash (used in) provided by investing activities	(104)	1,424	(5,551)	(2,761)
Financing Activities
Other financing, net	1,009	3	1,213	7
Net cash provided by financing activities	1,009	3	1,213	7
Effect of exchange rate changes on cash	(83)	(31)	(98)	(693)
Net increase (decrease) in cash and cash equivalents	4,972	(16)	1,806	(536)
Cash and cash equivalents at beginning of period	$6,017	$9,199	$9,183	$9,719
Cash and cash equivalents at end of period	$10,989	$9,183	$10,989	$9,183

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

The information presented in this press release or on the conference call may report 1) Adjusted EBITDA, 2) operating (income) loss before impairment losses and restructuring charges and 3) gross profit, operating income (loss) and net (income) loss adjusted for certain non-recurring items. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.
Beginning in the third quarter of 2013, STARTEK changed its definition of non-GAAP Adjusted EBITDA to be calculated as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and stock compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. The change was made in an attempt to clarify for investors our recurring earnings from operations while excluding non-cash items, which are not a result of our core business. This helps investors and analysts assess the strength and performance of our ongoing operations. The change has been applied retroactively to all periods presented.
Management believes that the measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income (loss)	$(1,016)	$1,151	$(6,406)	$(10,488)
Income tax expense	143	137	230	116
Interest expense (income)	4	7	26	(8)
Impairment losses and restructuring charges, net	531	(20)	94	4,066
Depreciation and amortization expense	2,943	2,949	12,527	12,957
(Gains) losses on disposal of assets	679	10	1,549	(45)
Stock compensation expense	352	279	1,607	1,275
Adjusted EBITDA	$3,636	$4,513	$9,627	$7,873

Operating Income (Loss) before Impairment and Restructuring Charges:

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating income (loss)	$(303)	$1,241	$(4,597)	$(10,714)
Impairment losses & restructuring charges	531	(20)	94	4,066
Operating income (loss) before impairment and restructuring charges	$228	$1,221	$(4,503)	$(6,648)

Operating Results Excluding IT Transformation Costs and Unusual Facility Costs:
	Three Months Ended December 31, 2013
	Reported Results	IT Transformation Costs	Operating results, net of IT Transformation Costs	Unusual Facility Costs	Operating results, net of IT Transformation and Unusual Facility Costs
Gross profit	$7,455	723	$8,178	—	$8,178
Operating income (loss)	$(303)	723	$420	—	$420
Net income (loss)	$(1,016)	770	$(246)	—	$(246)
Net income (loss) per share	$(0.07)		$(0.02)		$(0.02)

Operating Results Excluding IT Transformation Costs and Unusual Facility Costs:
	Twelve Months Ended December 31, 2013
	Reported Results	IT Transformation Costs	Operating results, net of IT Transformation Costs	Unusual Facility Costs	Operating results, net of IT Transformation and Unusual Facility Costs
Gross profit	$24,325	1,472	$25,797	422	$26,219
Operating income (loss)	$(4,597)	1,472	$(3,125)	(15)	$(3,140)
Net income (loss)	$(6,406)	2,438	$(3,968)	(15)	$(3,983)
Net income (loss) per share	$(0.42)		$(0.26)		$(0.26)